PRESS RELEASE                           SOURCE: WPCS International Incorporated


                     WPCS Reports 2nd Quarter FY2004 Results


EXTON, PA-- (BUSINESS WIRE) - December 16, 2003 -- OTCBB: WPCS - News)
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WPCS has reported its financial results for the FY2004 second quarter ending
October 31, 2003. For the second quarter of fiscal year 2004, WPCS generated sales of $6.2 million compared to $213,000 in the same period a year ago and compared to $3.1 million in the first quarter ended July 31, 2003. For the six months ending October 31, 2003, WPCS generated sales of $9.3 million compared to $606,000 for the same period one year ago. The increase in sales has come primarily from acquisitions and secondarily from internal growth.

Net earnings, excluding certain non-cash charges of approximately $58,000 related to the grant of stock options, depreciation and amortization of $91,000 and income taxes of $50,000 were $210,000 for the quarter ended October 31, 2003. This marks the third consecutive quarter of positive net earnings after the exclusion of certain non-cash charges. In line with the guidance from the Securities and Exchange Commission on the use of non-GAAP financial measures, WPCS believes that net earnings, excluding certain non-cash charges and income taxes provides useful information to investors regarding the company's financial performance and results of operations.

For the second quarter of fiscal year 2004, reported net earnings were $11,000 or $0.00 per share compared to a $234,000 net loss or $0.03 per share in the same period a year ago. The net loss for the six months ended October 31, 2003 was approximately $112,000 or $0.01 per share, compared to a net loss of $467,000 or $0.05 per share in the same period a year ago.

Other Second Quarter Highlights Include:

     o The announcement of over $6.5 million in new contract awards o The completion of a specialty electronic medical records wireless system for Wake Forest University
     o    A contract award from the U.S. Coast Guard
     o A contract award from Caltrans for the statewide Amber Alert System o The completion of a unique wireless solution for an interpretive
          National Park Service program
     o    The completion of the Clayborn Contracting Group acquisition

Andrew Hidalgo, CEO of WPCS International Incorporated, stated: "This has been a milestone quarter for the company, which includes setting a record in revenue production. The company continues to execute on its strategic development plans in this fast growing market sector of specialty communication systems and wireless technology."

About WPCS International Incorporated:

WPCS and its subsidiary companies offer project engineering services for specialty communication systems, wireless fidelity (WiFi) and fixed wireless applications. WPCS offers the ability to integrate superior solutions across the vast majority of communication requirements. The company has an extensive customer base that includes many major corporations, government entities and educational institutions. For more information, please visit our website at www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

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Contact:

Carol Lindley
WPCS Investor Relations
610-903-0400, x-100
ir@wpcs.com